As filed with the United States Securities and Exchange Commission on September 18, 2025.

Registration No. 333-287861

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

AMENDMENT NO. 6
TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

GIFTS INTERNATIONAL HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

______________________________

British Virgin Islands	5900	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit A&B, 7/F., Fuk Chiu Factory Building
No.20 Bute Street
Mongkok, Kowloon
Hong Kong
+852-2736-6670
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

______________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-3923-1111	Ross Carmel, Esq. Jeff Cahlon, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036 Telephone: 212-930-9700

______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 is being filed solely for the purpose of filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-287861), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 6 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 5 to the Registration Statement filed on August 21, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Exculpation, Insurance, and Indemnification of Office Holders (Including Directors and Officers).

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles,

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide that we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

We have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On April 16, 2024, 1 Ordinary Share was issued to Mr. Ngai Chiu Wong for consideration of US$1. On October 9, 2024, 99,999 Ordinary Shares were issued to Mr. Ngai Chiu Wong for consideration of US$1. On October 14, 2024, Mr. Wong sold, in aggregate, 19,550 Ordinary Shares to 6 investors. On February 14, 2025, the Company resolved and approved a share subdivision at a ratio of 1-for-110 Ordinary Shares. Immediately following the aforesaid share subdivision, the Company then resolved and approved to cancel the then outstanding Ordinary Shares issued, and in consideration of such cancellation, issued (i) 500,000 Class A Ordinary Shares and 8,349,500 Class B Ordinary Shares to Mr. Ngai Chiu Wong, and (ii) in aggregate, 2,150,500 Class A Ordinary Shares to the other shareholders.

On May 9, 2025, (i) Mr. Ngai Chiu Wong surrendered 4,900,000 Class B Ordinary Shares to the Company, (ii) the Company repurchased 700,000 Class B Ordinary Shares from Mr. Ngai Chiu Wong and issued 700,000 Class A ordinary Shares to him as consideration. On May 13, 2025, Mr. Ngai Chiu Wong and 4 other shareholders sold, in aggregate, 1,705,500 Class A Ordinary Shares to 6 investors. On May 15, 2025, the Company resolved and approved a share subdivision at a ratio of 1-for-3 Class A Ordinary Shares and 1-for-3 Class B Ordinary Shares.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

All of the foregoing issuances were made outside of the U.S. pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or the notes thereto.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Articles of Association of the Company*
3.2	Articles of Association of the Company to become effective immediately prior to the closing of the offering*
4.1	Specimen Certificate for the Shares*
5.1	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered*
5.2	Opinion of Hong Kong counsel*
5.3	Opinion of PRC counsel*
5.4	Opinion of Macau counsel*
10.1	Form of Director Agreement*
10.2	Form of Executive Officer Agreement*
10.3	Form of Independent Director Agreement*
10.4	Gifts International Holdings Limited 2025 Share Incentive Plan*
21.1	List of subsidiaries of the Company*
23.1	Consent of ARK Pro CPA & Co.

Exhibit No.	Description
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of Hong Kong counsel (included in Exhibit 5.2)*
23.4	Consent of PRC counsel (included in Exhibit 5.3)*
23.5	Consent of Macau counsel (included in Exhibit 5.4)*
23.6	Consent of Migo Corporation Limited*
24.1	Power of Attorney (included in the signature page to the Form F-1)*
99.1	Code of Business Conduct and Ethics*
99.2	Audit Committee Charter*
99.3	Nominating Committee Charter*
99.4	Compensation Committee Charter*
99.5	Consent of Independent Directors*
107	Calculation of Filing Fee Table*

____________

*        Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on September 18, 2025.

Gifts International Holdings Limited
By:	/s/ Ngai Chiu Wong
Ngai Chiu Wong
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Wong, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the SEC with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Ngai Chiu Wong	Chairman of the board of directors,	September 18, 2025
Ngai Chiu Wong	Director, and Chief Executive Officer (Principal Executive Officer)
/s/ Sze Yeung Yau	Chief Financial Officer	September 18, 2025
Sze Yeung Yau	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in New York, NY on September 18, 2025.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President